Filed Pursuant to Rule 433 Registration No. 333−136666 March 13, 2008
STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

THE BEAR STEARNS COMPANIES INC. Note Linked to the iShares MSCI EAFE Index Fund Due: March [●], 2009 INVESTMENT HIGHLIGHTS

•  12-month term to maturity.
•  The Notes are fully principal protected if held to maturity and are linked to the iShares MSCI EAFE Index Fund.
•  Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A2 by Moody’s / A by S&P).
•  Issue Price: 100.00% of the Principal Amount of $1,000 per Note.
•  On the Maturity Date, you will receive the “Cash Settlement Value,” which is an amount in cash equal to the principal amount of each Note plus a “Variable Return”, where the Variable Return is calculated in the following manner:
•  if, at all times during the Observation Period, the ETF Price is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the ETF Return;
•  however, if at any time during the Observation Period the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.
•  The ETF Return, on the Final Valuation Date, will equal the absolute value of the quotient of (i) the Final ETF Price minus the Initial ETF Price divided by (ii) the Initial ETF Price.
•  The Participation Rate is [130.00]%.
•  The Upper Barrier is [●], the ETF Price that is 120.00% of the Initial ETF Price.
•  The Lower Barrier is [●], the ETF Price that is 80.00% of the Initial ETF Price.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928

STRUCTURED PRODUCTS GROUP

TERMS OF THE OFFERING
Issuer:	The Bear Stearns Companies Inc.
Issuer’s Rating:	A2 / A (Moody’s / S&P)
CUSIP Number:	0739283F8
Issue Price:	100.00% of the Principal Amount
Principal Amount:	$[●]
Denominations:	$1,000 per Note and $1,000 multiples thereafter
Selling Period Ends:	March [●], 2008
Settlement Date:	March [●], 2008
Final Valuation Date:
March [●], 2009 unless such date is not an ETF Business Day, in which case the Final Valuation Date shall be the next ETF Business Day. The Final Valuation Date is subject to adjustment as described in the Pricing Supplement under “Description of the Notes—Market Disruption Events.”

Maturity Date:
The Notes are expected to mature on March [●], 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Valuation Date is postponed, the Maturity Date will be three Business Days following the postponed Final Valuation Date.

ETF:	iShares MSCI EAFE Index Fund (ticker “EFA”), as issued by iShares, Inc. (the “ETF Issuer”).
Underlying Index:	The MSCI EAFE Index.
Cash Settlement Value:	On the Maturity Date, you will receive the Cash Settlement Value, which is an amount in cash equal to the $1,000 principal amount of each Note plus the Variable Return.
Variable Return:	An amount determined by the Calculation Agent and calculated in the following manner:

(a) if at all times during the Observation Period the ETF Price is observed below the Upper Barrier and above the Lower Barrier, then the Variable Return will equal the product of (i) the $1,000 principal amount of the Notes multiplied by (ii) the Participation Rate multiplied by (iii) the ETF Return,

(b) however, if at any time during the Observation Period the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier, then the Variable Return will be equal to zero.
ETF Return:	With respect to the Final Valuation Date, the absolute value of the quotient of (i) the Final ETF Price minus the Initial ETF Price divided by (ii) the Initial ETF Price.
Upper Barrier:	The ETF Price that is 120.00% of the Initial ETF Price.
Lower Barrier:	The ETF Price that is 80.00% of the Initial ETF Price.
ETF Price:
As of any time or date of determination during the Observation Period, the price as reported by the Primary Exchange and displayed on Bloomberg Professional® service (“Bloomberg”) Page EFA <Equity> <GO>.

Observation Period:	Each day which is an ETF Business Day for the ETF from and including the Pricing Date to and including the Final Valuation Date.
Initial ETF Price:	[●], the ETF Price on the Pricing Date.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Final ETF Price:	Will be determined by the Calculation Agent and will equal the closing ETF Price on the Final Valuation Date.
Interest:	The Notes will not bear interest.
Participation Rate:	[130.00]%
Pricing Date:	March [●], 2008.
ETF Business Day:
With respect to the ETF, any day on which its primary exchange and each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the ETF are scheduled to be open for trading.

Business Day:	Any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.
Primary Exchange:
The primary exchange or market of trading of the ETF, the primary exchange or market of trading of the Underlying Index and the primary exchange or market of trading of any security then included in the Underlying Index.

Related Exchange:
Each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the ETF, the Underlying Index or any security then included in the Underlying Index.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.
Calculation Agent:	Bear, Stearns & Co. Inc.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated March 13, 2008 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated March 13, 2008 (subject to completion):
www.sec.gov/Archives/edgar/data/777001/000114420408014883/a3122132z424b2.htm
•	Prospectus Supplement dated August 16, 2006: www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm
•	Prospectus dated August 16, 2006: www.sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ILLUSTRATIVE EXAMPLE

The following tables and graphs are for illustrative purposes and are not indicative of the future performance of the ETF or the future value of the Notes.

Because the ETF Price may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of all possible Cash Settlement Values. Therefore, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the ETF Price during the term of the Notes or whether, at any time during the Observation Period, the ETF Price is observed at or above the Upper Barrier or at or below the Lower Barrier. You should not construe these examples or the data included in any table or graph below as an indication or assurance of the expected performance of the Notes.

You can review the historical prices of the ETF in the section of the Pricing Supplement called “Description of the ETF.” The historical performance of the ETF included in the Pricing Supplement should not be taken as an indication of the future performance of the ETF. It is impossible to predict whether the Final ETF Price will be greater than or less than the Initial ETF Price or whether, at any time during the Observation Period, the ETF Price will be observed above the Upper Barrier or below the Lower Barrier during the term of the Notes.

Assumptions:

•	Investor purchases $1,000.00 aggregate principal amount of Notes at the initial public offering price of $1,000.00.
•	Investor holds the Notes to maturity.
•	The Initial ETF Price is equal to 70.00.
•	The Lower Barrier is 56.00 (representing 80.00% of the Initial ETF Price).
•	The Upper Barrier is 84.00 (representing 120.00% of the Initial ETF Price).
•	The Participation Rate is 130.00%.
•	All returns are based on a 12-month term; pre-tax basis.
•	No Market Disruption Events occur during the term of the Notes.

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Initial ETF Price	70.00	70.00	70.00	70.00	70.00	70.00
Lower Barrier	56.00	56.00	56.00	56.00	56.00	56.00
Upper Barrier	84.00	84.00	84.00	84.00	84.00	84.00
Low point during Note	56.35	56.35	59.50	49.00	45.50	57.40
High point during Note	82.60	91.00	82.60	82.60	105.00	80.50
Lower Barrier breached	No	No	No	Yes	Yes	No
Upper Barrier breached	No	Yes	No	No	Yes	No
Final ETF Price	56.70	56.70	81.90	82.60	105.00	71.87
Change in ETF Price	-19.00%	-19.00%	17.00%	18.00%	50.00%	2.67%
Variable Return	24.70%	0.00%	22.10%	0.00%	0.00%	3.47%
Note Value at Maturity	$1,247.00	$1,000.00	$1,221.00	$1,000.00	$1,000.00	$1,034.67

Example 1:

In this example, the ETF Price, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The ETF Return, as calculated below, is 19.00%.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Therefore, the Cash Settlement Value would equal $1,247.00, or the $1,000.00 principal amount of the Notes plus the Variable Return of $247.00; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x ETF Return

Variable Return = $1,000.00 x 130.00% x 19.00%

Variable Return = $247.00

In this example, although the Final ETF Price is lower than the Initial ETF Price, your return on investment will still be positive (in this case, 24.70%), because (1) the ETF Return measures the absolute value of the quotient of (i) the Final ETF Price minus the Initial ETF Price divided by (ii) the Initial ETF Price, and (2) at all times during the Observation Period, the ETF Price was observed below the Upper Barrier and above the Lower Barrier.

Example 2:

In this example, the ETF Price at some time during the Observation Period is observed at or above the Upper Barrier. Although the Final ETF Price in this Example 2 is equal to the Final ETF Price in Example 1, and therefore the ETF Return for this Example 2 would also equal the ETF Return in Example 1, because the ETF Price at some time during the Observation Period was observed at or above the Upper Barrier the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because at some time during the Observation Period the ETF Price was observed at or above the Upper Barrier.

Example 3:

In this example, the ETF Price, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The ETF Return, as calculated below, is 17.00%.

Therefore, the Cash Settlement Value would equal $1,221.00, or the $1,000.00 principal amount of the Notes plus the Variable Return of $221.00; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x ETF Return

Variable Return = $1,000.00 x 130.00% x 17.00%

Variable Return = $221.00

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

In this example, your return on investment will be positive (in this case, 22.10%), because at all times during the Observation Period, the ETF Price was observed below the Upper Barrier and above the Lower Barrier.

Example 4:

In this example, the ETF Price at some time during the Observation Period is observed at or below the Lower Barrier. Although the Final ETF Price is greater than the Initial ETF Price, because the ETF Price at some time during the Observation Period was observed at or below the Lower Barrier, the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because, at some time during the Observation Period the ETF Price was observed at or below the Lower Barrier.

Example 5:

In this example, the ETF Price at some time during the Observation Period is observed at or above the Upper Barrier and the ETF Price, at another time during the Observation Period, is observed at or below the Lower Barrier. Although the Final ETF Price is greater than the Initial ETF Price, because the ETF Price, at some time during the Observation Period, was observed at or above the Upper Barrier and the ETF Price and, at another time during the Observation Period, was observed at or below the Lower Barrier, the Variable Return equals zero.

Therefore, the Cash Settlement Value would equal the $1,000.00 principal amount of the Notes.

In this example, your return on investment would be 0.00%, because, at some time during the Observation Period, the ETF Price was observed at or above the Upper Barrier and, at another time during the Observation Period, the ETF Price was observed at or below the Lower Barrier.

Example 6:

In this example, the ETF Price, at all times during the Observation Period, is observed below the Upper Barrier and above the Lower Barrier. The ETF Return, as calculated below, is 2.67%.

Therefore, the Cash Settlement Value would equal $1,034.67, or the $1,000.00 principal amount of the Notes plus the Variable Return of $34.67; where the Variable Return is as calculated below:

Variable Return = $1,000.00 x Participation Rate x ETF Return

Variable Return = $1,000.00 x 130.00% x 2.67%

Variable Return = $34.67

In this example, your return on investment will be positive (in this case, 3.47%), because at all times during the Observation Period, the ETF Price was observed below the Upper Barrier and above the Lower Barrier.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

•
Suitability of the Notes for investment - A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Non-conventional return - The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.
•
No interest, dividend or other payments - You will not receive any interest, dividend payments or other distributions on the stocks comprising the Underlying Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange listed - The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity - Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. (“Bear Stearns”) has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•
Taxes - For U.S. federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, you will be required to include original issue discount (“OID”) in income during your ownership of the Notes even though no cash payments will be made with respect to the Notes until maturity. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in the Pricing Supplement.

BEAR, STEARNS & CO. INC.